Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
DENNIS TO BECOME GENESCO CHIEF EXECUTIVE OFFICER
NASHVILLE, Tenn. June 19, 2008 — Genesco Inc. (NYSE: GCO) Chairman and Chief Executive Officer Hal N. Pennington announced that Robert J. Dennis, president of the Company, will assume the additional role of chief executive officer effective August 1, 2008. Pennington will continue as executive chairman of the Company.
     “Bob’s assumption of the CEO role is a further step forward in our internal succession plan that began with his appointment as chief operating officer in 2005,” said Pennington. “The board’s agreement with my recommendation to move ahead with the succession plan reflects our confidence that Genesco is well-positioned to continue the transition process at this time and that Bob is the right person to lead the Company through the next phase of its strategic development. I look forward to supporting him and the entire management team as we continue working to achieve Genesco’s tremendous potential.”
     Dennis was named president and chief operating officer of Genesco in October 2006, after a year as executive vice president and chief operating officer. He had previously served as chief executive officer of Hat World Corporation since 2001. Following the Company’s acquisition of Hat World, he was named a senior vice president of Genesco in 2004.
     Dennis said, “Since becoming a part of the Genesco management team four years ago, I have grown to appreciate the Company’s heritage, and have been impressed with the strategic strength of its businesses, its great potential as a platform for growth, and the tremendous talent and commitment of my fellow employees. I look forward to continuing to work with Hal and the rest of the management team to make the most of that strength and talent. I am honored and excited to lead this Company at this time.”
     Dennis’ experience includes a senior position with Asbury Automotive from 1997 to 1999. From 1984 to 1997, he was with McKinsey & Company, an international consulting firm, where he was made a partner in 1990 and led the North American Retail Practice. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees in biochemical engineering and organic chemistry, with honors, from Rensselaer Polytechnic Institute.

Cautionary Note Regarding Forward-Looking Statements
     This release contains forward-looking statements (all statements not addressing solely historical facts or present conditions). Actual results could vary materially from the expectations reflected in these statements. A number of factors could affect the Company’s results of operations and prospects. These include continuing weakness in the consumer economy, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the previously announced store closing plans on schedule and at expected expense levels, unexpected changes to the market for our shares, the impact of any future stock repurchases, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,175 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.